EXHIBIT 5.1

NORTON ROSE FULBRIGHT

Fulbright & Jaworski LLP
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
United States
Tel +1 713 651 5151
Fax +1 713 651 5246
nortonrosefulbright.com

September 16, 2013

DXP Enterprises, Inc.
7272 Pinemont Drive
Houston, Texas 77040

Ladies and Gentlemen:

We have acted as counsel to DXP Enterprises, Inc., a Texas corporation (the “Company”), in connection with the proposed issuance and sale by the Company of common stock, par value $0.01, having an aggregate gross sale price of up to $25,000,000 (the “Common Stock”). The Common Stock is to be issued pursuant to the registration statement on Form S-3 (Registration No. 333-188907) (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company on May 29, 2013, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on September 16, 2013 relating to the offering of the Common Stock.

As counsel to the Company, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company. Without limiting the foregoing, we have examined the Equity Distribution Agreement (the “Distribution Agreement”), dated September 16, 2013 between the Company and Liquidnet, Inc. (the “Sales Agent”).

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that when issued and paid for in the manner contemplated by the Distribution Agreement, the Common Stock will be legally issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the laws of the State of Texas and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under ‘‘Legal Matters’’ in the Prospectus Supplement.

Very truly yours, /s/Fulbright & Jaworski LLP Fulbright & Jaworski LLP

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.
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